Exhibit (a)(3)
Form of Election Form
Attachment I
Cirrus Logic, Inc.
Offer to Amend or Cancel and Replace Eligible Options
ELECTION FORM
THE OFFER AND YOUR ELECTION RIGHTS EXPIRE AT 4 P.M. CENTRAL TIME, ON OCTOBER 1, 2007, UNLESS THE OFFER IS EXTENDED.
[insert name of Eligible Optionee]
OUTSTANDING OPTIONS

			Total	Total		Eligible	Applicable
			Number of	Number of		Option to be	Adjusted	Cash
		Original	Shares	Shares		Amended	Exercise	Payment	Adjust	Do Not
Option	Original	Exercise	Currently	Qualifying	Actual	(“A”) or	Price (per	Applicable	this	Adjust this
Number	Grant	Price (per	Outstanding	as an	Grant Date	Cancelled and	share) for	to Amended	Eligible	Eligible
	Date	share)	Under the	Eligible		Replaced with	Tendered	Options*	Option**	Option***
			Option	Option		a New Option	Eligible
						(“C&R”)	Options

*      Applicable tax withholding will be deducted from this amount
**   To be completed by the holder of the options listed above
*** To be completed by the holder of the options listed above
The chart above provides the following information with respect to each Eligible Option that you currently hold:
➢	The original grant date of such option, as indicated on the applicable option agreement or grant notice,

➢	The original exercise price in effect for that option,

➢	The total number of outstanding shares underlying the stock option grant to which your Eligible Option relates,

➢	The total number of such outstanding shares that qualify as an “Eligible Option” (within the meaning of the Cirrus Logic, Inc. Offer to Amend or Cancel and Replace Eligible Options (the “Offer”)),

➢
The date that we have determined that the grant was actually finalized for that option, in connection with our recent voluntary review of Cirrus Logic’s stock option granting practices (the “Actual Grant Date”),

➢
Whether your Eligible Option would be amended (i.e., to an increased exercise price per share) or cancelled and replaced (i.e., to a decreased exercise price per share) if properly tendered to Cirrus Logic in connection with the Offer,

➢	The amended exercise price that will apply to each Eligible Option that is properly tendered and accepted for amendment or cancellation and replacement under the Offer, and

➢	The special Cash Payment that you will be entitled to receive, less applicable tax withholding, with respect to each Amended Option that you will receive if you tender your Eligible Options, if any.
Please review the information in the chart above and in the “Election Form Instructions” and “Terms of My Election” sections below. If you have any questions regarding your outstanding options or the Election Form Instructions, please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
ELECTION FORM INSTRUCTIONS
1.
If you decide to tender one or more of your Eligible Options for participation in the Offer, you must indicate your decision to do so by checking the “Adjust this Eligible Option” box for each Eligible Option that you choose to tender. Please note that only the portion of your option that is subject to Section 409A of the Internal Revenue Code will be adjusted pursuant to the terms of the Offer. In other words, if the chart above indicates that the “Total Number of Shares Currently Outstanding Under the Option” is greater than the “Total Number of Shares Qualifying as an Eligible Option,” only those shares that qualify as an Eligible Option will be adjusted pursuant to the Offer.

2.	If you do not want to tender one or more of your Eligible Options for amendment, mark the “Do Not Adjust this Eligible Option” box for each Eligible Option that you choose not to tender.

3.
If you do not clearly mark either the “Adjust this Eligible Option” box or the “Do Not Adjust this Eligible Option” box with respect to an Eligible Option, we will assume that you have elected not to tender that particular Eligible Option for participation in the Offer.

4.
Once you have completed the Election Form following the instructions above, you must sign and date the last page of the form and return your entire completed, signed, and dated Election Form, including these instructions and the “Terms of My Election” section below, to Cirrus Logic, Inc., Attn: Bonnie Niemtschk, in Stock Administration, by email to bonnie.niemtschk@cirrus.com or by fax to 512-851-4527. The Election Form must be received by Cirrus Logic prior to 4 p.m. Central Time on October 1, 2007.

You must return your Election Form via email (using a PDF or other scanned image of the complete, signed, and dated document) or via facsimile. Responses submitted by any other means, including hand delivery, overnight courier, interoffice mail, or U.S. mail (or other postal service), or to any other email address or fax number than the email address and fax number listed above, are not permitted. You must decide, and you will be responsible for, the method of delivery to use for your Election Form. We recommend that you retain a copy of your email submission or fax transmittal receipt for your records.

In all cases, you should allow sufficient time to ensure that Cirrus Logic receives your completed, signed, and dated Election Form prior to 4 p.m. Central Time on October 1, 2007, or the later expiration date of the Offer, if the expiration date is extended by Cirrus Logic. If such expiration date is extended, Cirrus Logic will make a public announcement of such extension no later than 8 a.m. Central Time on October 2, 2007.

5.	If you are married, your spouse must also sign and date the last page of the Election Form.

6.
If one or more of your Eligible Options are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), you will only be able to accept the Offer under certain conditions, subject to the limitations of the applicable plan documents and of all applicable laws. For more information, please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.

7.
If we do not receive your completed, signed, and dated Election Form prior to 4 p.m. Central Time on October 1, 2007 (or a later expiration date of the Offer, if the expiration date is extended), you will not be eligible to participate in the Offer.

8.
Cirrus Logic intends to confirm the receipt of your completed, signed, and dated Election Form by email within two business days of our receipt of such Election Form. If you have not received an email confirmation within two business days, we recommend that you contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, to confirm that we have received your Election Form. Please note that confirmation of receipt of your Election Form is not in and of itself an acceptance of your Eligible Options for adjustment under the Offer.

9.
If you change your mind and decide that you do not want to tender one or more of your previously tendered Eligible Options for participation in the Offer, you must complete, sign, and date a Withdrawal Form and deliver it to Cirrus Logic prior to 4 p.m. Central Time on October 1, 2007. Please see the Withdrawal Form and related instructions for more information. If you need a Withdrawal Form, please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.

TERMS OF MY ELECTION
By signing this Election Form below, I hereby agree that all of the following representations are true and correct:

1.
Receipt of Documents. I have received a copy of the Offer, Cirrus Logic’s email dated August 30, 2007, and Attachments I-VI to that email, and understand that, together, these documents, including without limitation, these “Terms of My Election,” comprise the terms and conditions of Cirrus Logic’s Offer. I have reviewed and understand the Offer and have been provided with the opportunity to consult my personal tax, financial, and legal advisors with respect to the potential consequences of accepting or declining the Offer.

I understand that all questions or requests for assistance, as well as requests for additional copies of documents related to the Offer, should be directed to Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com. If I request additional copies of these documents, Cirrus Logic will provide them to me promptly at its own expense.

I further understand that Cirrus Logic cannot provide me with tax, financial, or legal advice with respect to the Offer. I understand that neither Cirrus Logic nor Cirrus Logic’s Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Option(s) for amendment or cancellation and replacement, as applicable, pursuant to the Offer, and that I must make my own decision whether to tender my Eligible Option(s), taking into account my own personal circumstances and preferences. I understand that the Amended Option(s) or New Option(s) resulting from the amendment or cancellation and replacement of my tendered Eligible Option(s) may be “out of the money” on or after the date of such amendment or cancellation and replacement and that such Amended Option(s) or New Option(s) may decline in value after that date. I further understand that past and current market prices of Cirrus Logic common stock may provide little or no basis for predicting what the market price of Cirrus Logic common stock will be when Cirrus Logic amends or cancels and replaces my tendered Eligible Option(s), as applicable, or at any other time in the future.

2.
Acceptance of Offer. I understand that, with respect to each Eligible Option that is marked “Adjust this Eligible Option” on the chart on the first page of this Election Form, I am hereby tendering such Eligible Option to Cirrus Logic, Inc., a Delaware corporation, for amendment or cancellation and replacement, as applicable, in accordance with the terms of the Offer. The tender of my Eligible Option(s) in this manner, pursuant to the procedures described in Section 4 of the Offer and the Election Form Instructions, constitutes my acceptance of all of the terms and conditions of the Offer. I understand that Cirrus Logic’s acceptance of my tendered Eligible Option(s) for amendment or cancellation and replacement, as applicable, pursuant to the Offer, will constitute a binding agreement between Cirrus Logic and me upon the terms and subject to all of the conditions of the Offer, including without limitation, paragraph 6 below. I hereby acknowledge that after my tendered Eligible Options are amended or cancelled and replaced, as applicable, pursuant to the terms of the Offer, I will not be able to exercise such Eligible Options at the “Original Exercise Price” listed on the chart on the first page of this Election Form.

3.
Election Form Requirements. I understand the Election Form Instructions and the required procedures for tendering my Eligible Options. I understand that, in order to tender one or more of my Eligible Options pursuant to the Offer, I must complete the chart on the first page of this Election Form and follow the “Election Form Instructions” set forth above. I understand that, if I decide to tender one or more Eligible Options, I must tender the entire portion of each such option that qualifies as an Eligible Option.

I further understand that I must properly complete, sign, and date this Election Form and email or fax it to Cirrus Logic, as set forth in instruction (4) above, and that such Election Form must be received by Cirrus Logic, at the email address or facsimile number set forth in instruction (4), prior to 4 p.m. Central Time on October 1, 2007, or by a later expiration date if the expiration date of the Offer is extended. I understand that if Cirrus Logic does not receive my properly completed, signed, and dated Election Form prior to the expiration date of the Offer, I will not be eligible to participate in the Offer.

I understand that I should retain a copy of my completed, signed, and dated Election Form for my records. I further understand that the method that I choose for delivering my completed, signed, and dated Election Form to Cirrus Logic is at my election and risk, as set forth in the Election Form Instructions. Cirrus Logic will confirm the receipt of my completed, signed, and dated Election Form by email within two business days of its receipt of such Election Form. I understand that if I do not receive an email confirmation within this time period, I should confirm receipt of my completed, signed, and dated Election Form, by contacting Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.

4.
Signature Requirements. By signing the last page of this Election Form, I hereby acknowledge that I am the registered holder of each Eligible Option listed on the “Outstanding Options” chart on the first page of this Election Form, that I have the authority to tender each such Eligible Option pursuant to the Offer, that no Eligible Option that I have tendered to Cirrus Logic is subject to an encumbrance or restriction that would prevent me from making such tender, and that my name and the information appearing in the “Outstanding Options” chart on the first page of this Election Form is true and correct. I understand that, if I am married, my spouse must also sign the last page of this Election Form and agree to the terms of the Offer.

I understand that special requirements apply to a tender of my Eligible Options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that questions about these requirements should be directed to Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com. I further understand that my ability to tender such Eligible Options is subject to the requirements of the applicable plan documents and to all applicable laws.

5.	Withdrawal Rights. I understand that, until the Expiration Date, I will have the right to withdraw my previously tendered Eligible Option(s). If the Offer is extended by Cirrus

Logic beyond that time, I may withdraw my tendered Eligible Options at any time until the extended expiration date of the Offer. I further understand that after the expiration date of the Offer, I will have no withdrawal rights, except that if Cirrus Logic does not accept my tendered Eligible Option(s) for amendment or cancellation and replacement, as applicable, before 11 p.m. Central Time on October 29, 2007 (the 40th business day after commencement of the Offer), I will be entitled to withdraw my tendered Eligible Options at any time after that date, up until the date and time that my Eligible Options are accepted for amendment or cancellation and replacement by Cirrus Logic, as applicable.

I understand that to validly withdraw my previously tendered Eligible Options, Cirrus Logic must receive my completed, dated, and signed Withdrawal Form while I still have the right to withdraw such Eligible Options. I understand that each tendered Eligible Option that I do not withdraw from participation in the Offer will be amended or cancelled and replaced, as applicable, pursuant to the terms of the Offer and pending acceptance of such tendered Eligible Option by Cirrus Logic. I understand that I may change my mind regarding withdrawal of a previously tendered Eligible Option, but that I will be bound by the last properly submitted Election Form or Withdrawal Form that Cirrus Logic has received before the expiration date of the Offer.

6.
Acceptance of Tendered Options and Irregularities. Cirrus Logic will not accept any alternative, conditional, or contingent tenders of otherwise Eligible Options. Rather, by tendering my Eligible Options, as indicated on my Election Form, I hereby accept all of the terms of the Offer and hereby acknowledge that I understand the potential consequences of accepting or declining the Offer. Although it is Cirrus Logic’s intent to send me an email confirmation of receipt of this Election Form, I hereby waive any right to receive any notice of the acceptance of my tender for amendment or cancellation and replacement, as applicable, except as provided for in the Offer. I understand that any confirmation of receipt of my Election Form that I will receive will merely be a notification that Cirrus Logic has received my Election Form and that Cirrus Logic’s receipt of my Election Form is not by itself an acceptance of my options for amendment or cancellation and replacement, as applicable.

I understand that, for purposes of the Offer, Cirrus Logic will be deemed to have accepted tendered Eligible Options for amendment or cancellation and replacement, as applicable, with respect to which a valid election was been made and not properly withdrawn as of when Cirrus Logic provides oral or written notice to its option holders generally of its acceptance of such options and the amendment or cancellation and replacement of tendered Eligible Options, as applicable, pursuant to the terms of the Offer. I understand that Cirrus Logic may issue this notice of acceptance by press release, email, or other methods of communication.

I further understand that Cirrus Logic will determine, in its sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and that it will decide, in its sole discretion, all questions as to (i) the portion of each outstanding option that constitutes an Eligible Option for purposes of the Offer; (ii) the applicable adjusted exercise price to be in effect under each

Amended Option or New Option, (iii) the number of shares of Cirrus Logic’s common stock purchasable under an Amended Option or New Option at its adjusted exercise price, (iv) the amount of the Cash Payment payable with respect to each Amended Option, and (v) whether a tendered Eligible Option will be adjusted in accordance with the terms of the Offer. Cirrus Logic’s determination as to those matters will be final and binding on all parties. Cirrus Logic reserves the right to reject any or all option tenders that it determines do not comply with the conditions of the Offer, that it determines are not in appropriate form, or that it determines are unlawful to accept. Otherwise, Cirrus Logic intends to accept for amendment or cancellation and replacement, as applicable, each properly and timely tendered Eligible Option that is not validly withdrawn. Cirrus Logic also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee, in its sole discretion. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee prior to the expiration date of the Offer, or waived by Cirrus Logic. Neither Cirrus Logic nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

7.
Terms Applicable to Amended Options. I understand that each properly tendered Eligible Option that does not have an original grant date of August 15, 2001, or February 21, 2002, will be amended on the expiration date of the Offer (October 1, 2007, unless the expiration date of the Offer is extended). I further understand that the exercise price per share of each such Eligible Option will be increased in accordance with the terms of the Offer. Except for an amended exercise price per share, each of my Amended Options will be governed by the same terms that applied to the corresponding Eligible Option immediately prior to such amendment.

I further understand that, with respect to each of my Amended Options, I will be entitled to receive a special Cash Payment equal to the difference between the amended exercise price of the Amended Option and its Original Exercise Price, multiplied by the number of shares corresponding to the unexercised portion of such Amended Option as of the date of amendment, less applicable tax withholding. I understand that my Cash Payment will be made on the first regular payday in January 2008, but no later than January 31, 2008. I understand that I will be entitled to receive this Cash Payment even if I terminate employment with Cirrus Logic after the expiration date of the Offer.

8.
Terms Applicable to New Options. I understand that each properly tendered Eligible Option that has an original grant date of August 15, 2001, or February 21, 2002, will be amended, and immediately cancelled and replaced with a New Option, on October 1, 2007, or, if the Offer is extended, the extended expiration date of the Offer. I understand that each New Option will have a decreased exercise price and that the grant date of such New Option will be October 1, 2007, or a later date if the expiration date of the Offer is extended. I hereby acknowledge that Cirrus Logic has provided me with a Comparison of Plan Provisions Chart that summarizes the potential differences between my cancelled Eligible Option and my New Option, as well as copy of a form option agreement for New

Options, that is substantially similar to the new stock option agreement that will apply to my New Options. I understand that I will receive a new stock option agreement and grant notice with respect to each tendered Eligible Option that is cancelled and replaced with a New Option as soon as administratively practicable after the replacement and cancellation of my properly tendered Eligible Option(s) described in this paragraph. I understand that I will not be entitled to receive a Cash Payment with respect to my New Options.

9.
Withholding. Regardless of any action that Cirrus Logic or a subsidiary of Cirrus Logic takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. I authorize Cirrus Logic and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages or other cash payment paid to me by Cirrus Logic and/or its subsidiaries, subject to all applicable laws. I also agree to pay to Cirrus Logic or its subsidiary any amount of Applicable Withholdings that Cirrus Logic or its subsidiary may be required to withhold as a result of my participation in the Offer if Cirrus Logic does not satisfy the Applicable Withholding through other means.

10.
Exercise of Eligible Options. I understand that if I exercise all or a portion of one or more of my Eligible Options indicated on the chart on the first page of this Election Form prior to the expiration date of the Offer, as it may be extended in accordance with the terms of the Offer, those Eligible Options will not be amended or cancelled and replaced, as applicable. I further understand that my acceptance of the Offer with respect to each such Eligible Option, as indicated on the first page of this Election Form, will be invalid with respect to the entire Eligible Option. I understand that I will not be entitled to receive a Cash Payment with respect to those Eligible Options and that such exercised Eligible Options may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code.

11.
Termination of Employment with Cirrus Logic. I understand that if my employment with Cirrus Logic (or a Cirrus Logic subsidiary) terminates after I tender my Eligible Option(s) for participation in the Offer, but prior to expiration of the Offer, including any applicable extension, my Eligible Options will not be amended or cancelled and replaced, as applicable, and I will not be entitled to receive a Cash Payment with respect to any of my Eligible Options.

12.
Voluntary Participation. I understand that I am not required to tender my Eligible Option(s) pursuant to the Offer. However, if I do not tender such Eligible Option(s), then I must take other action on my own with respect to such Eligible Option(s) in order to bring such Eligible Option(s) into compliance with Section 409A of the Internal Revenue Code and thereby avoid the adverse tax consequences of Section 409A. I understand that I will be solely responsible for any penalty taxes, interest payments, or other liabilities that I may incur under Section 409A (or comparable state laws) with respect to any Eligible Option that I choose not to tender to Cirrus Logic under the Offer. I further understand that Cirrus Logic does not intend to take any action, other than the Offer, to bring my Eligible Options into compliance with Section 409A.

13.
Risks of Accepting or Declining the Offer; Decision to Participate in the Offer. I have read and understand the Offer, including without limitation, the information regarding the potential consequences of accepting or declining the Offer contained in Sections 2 and 15 of the Offer. I hereby acknowledge that Cirrus Logic has provided me with the opportunity to consult my personal investment, tax, and legal advisors with respect to the U.S. federal tax information explained in the Offer and the potential consequences and risks of accepting or declining the Offer.

14.
Administrative Delays For Exercise of Amended Options or New Options. I understand that I may exercise any of my Amended Options or New Options at any time following the amendment or cancellation of my corresponding Eligible Options, as applicable, subject to normal restrictions on trading on the basis of material non-public information and the vesting provisions of such options, at any time prior to the termination of each Amended Option or New Option pursuant to its terms. I understand further that I may not be able to exercise my Amended Options or New Options for up to 15 business days following the expiration date of the Offer, while Cirrus Logic’s stock database is being updated to reflect the amendment or cancellation and replacement of my Eligible Options, as applicable.

15.
Waiver of Claims. I understand that Cirrus Logic will not be liable for any costs, taxes, loss, or damage that I may incur through my election to accept or decline the Offer with respect to my Eligible Options, including without limitation, any liability that I may incur pursuant to Section 409A or any comparable provisions of applicable state law. I understand that I will not receive any assistance from Cirrus Logic or otherwise be made whole to offset the Section 409A or other adverse tax consequences, penalties, or interest that may arise from my decision to accept or decline the Offer with respect to my Eligible Options.

16.
Postponement or Termination of the Offer. I understand that, under certain conditions of the Offer, Cirrus Logic may terminate or amend the Offer and postpone its acceptance and amendment or cancellation and replacement of my properly tendered Eligible Options, as applicable. Should my properly tendered Eligible Option(s) tendered herewith not be accepted for amendment or cancellation replacement, as applicable, such Eligible Option(s) will be returned to me promptly following the expiration or termination of the Offer.

17.
Use of Personal Data. For the exclusive purpose of implementing, administering and managing my participation in the Offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, Cirrus Logic and its subsidiaries. I understand that Cirrus Logic holds certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any  shares of stock or directorships held in Cirrus Logic, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in my favor, for the purpose of implementing, administering and managing the Offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing my participation in the Offer. I understand that Data will be held only as long as is necessary to implement, administer, and manage my participation in the Offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Bonnie Niemtschk, in Stock Administration, at bonnie.niemtschk@cirrus.com. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.

18.
Prior Agreements. I understand that the terms of the Offer, including without limitation, this Election Form, the Stock Option Amendment and Special Cash Payment Agreement applicable to each Amended Option, and the stock option agreement applicable to each New Option, together with the terms of the plan document applicable to an Amended Option or New Option, represent the entire agreement of the parties with respect to the tender of my Eligible Options and the Amended Options or New Options that I will receive as a result of such tender, as applicable. I further understand that these terms supersede any and all previous negotiations, arrangements, and understandings, if any, between the parties with respect to my tendered Eligible Options.

19.
Counterparts. I understand and agree that this Election Form shall constitute a counterpart to the Stock Option Amendment and Special Cash Payment Agreement applicable to my Amended Options and the stock option agreement and notice of grant applicable to my New Options, as applicable.

20.
Governing Law. I understand that all questions arising with respect to the terms and conditions of the Offer will be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent that Delaware law is preempted by federal law. I understand that Cirrus Logic’s obligation to sell and deliver its common stock underlying Amended Options and New Options will be subject to all applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such common stock.

SIGNATURES
Please review the Election Form Instructions and Terms of My Election sections above and sign and date this Election Form below if you elect to participate in the Offer. You must also complete the chart on the first page of the Election Form in order to participate in the Offer. By signing below you (and your spouse, if applicable) agree that you have read and understood the terms of the Offer and have voluntarily chosen to tender one or more of your Eligible Options for participation in the Offer, as indicated on the first page of this Election Form.

Signature of Optionee:	Date: , 2007

Optionee’s Name (please print your full name below):

Telephone Number: ( ) -

Email Address:

Signature of Optionee’s Spouse (if any):	Date: , 2007

Name of Optionee’s Spouse (please print your spouse’s full name below):